CONSENT

We hereby consent to all references in the section of the prospectus contained in Amendment No. 1 to the Registration Statement of Comanche Clean Energy Corporation on Form F-1 entitled “Service of Process and Enforcement of Judgments” to advice given by our firm to Comanche Clean Energy Corporation regarding the enforcement of foreign judgments in Brazil and the bringing of original actions in Brazil predicated solely on the federal securities laws of the United States and the summarization therein of our advice. We also consent to the reference to our firm under the heading “Legal Matters” in page 92 of such prospectus.

/s/ Trench Rossi e Watanabe Advogados

November 1, 2007